EXHIBIT 10.20 Revised

COMPENSATORY ARRANGEMENTS OF EXECUTIVE OFFICERS AND DIRECTORS.

Each of our executive officers is employed on an at will basis. The compensation arrangements of our executive officers as of July 9, 2009 (the date of filing of our Form 10-K) and the date of filing of this Form 10-K/A is set forth in the chart below:
Executive Officers	Title	Salary	Variable Component
Robert E. Matthiessen	President, CEO and Director	$202,242	1.0% of consolidated pre-tax profits plus 1.0% of each product segment's pre-tax profits.

Alyn R. Holt	Chairman	$24,000	None

Hugh T. Regan, Jr.	Secretary, Treasurer and CFO	$143,069	Discretionary

Daniel J. Graham	Sr. Vice President and General Manager - Mechanical Products Segment	$131,141	2.0% of pre-tax profits of the Mechanical Products segment.

James Pelrin	Vice President and General Manager-Thermal Products Segment	$164,278	2.0% of pre-tax profits of the Thermal Products segment.

Each of the foregoing officers receive our standard benefits package. Messrs. Matthiessen, Regan, Graham and Pelrin are parties to Change of Control Agreements with us that provide for the payment of certain benefits upon the executive's termination of employment following a change of control, as defined therein.

Directors who are not also our officers (each a "non-employee director") currently receive an annual retainer of $14,344. Members of the Executive Committee are paid an additional annual retainer of $8,606. The chairmen of the committees of the Board are paid an additional annual fee as follows: the Chairman of the Audit Committee is paid an additional annual fee of $8,606; the Chairman of the Compensation Committee is paid an additional annual fee of $5,738; the Chairman of the IP Committee is paid an additional annual fee of $22,950; and the Chairman of the Nominating and Corporate Governance Committee is paid an additional annual fee of $5,738.